Exhibit 4.2

[FORM OF FIXED RATE RESETTING PERPETUAL SUBORDINATED SECURITY]

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH MIZUHO FINANCIAL GROUP, INC. (THE “COMPANY”) AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH (11) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% (15.15% ON OR AFTER JANUARY 1, 2048) OF THE AMOUNT OF SUCH INTEREST. ANY OF THE FOREGOING STATEMENTS, INCLUDING APPLICABLE TAX RATES AND PERIODS, IS SUBJECT TO CHANGES IN TAX LAWS AND REGULATIONS IN JAPAN AFTER THE DATE OF ISSUE OF THIS SECURITY.

THE SECURITIES ARE PERPETUAL SECURITIES OF THE COMPANY AND DO NOT HAVE A FIXED MATURITY DATE. THE SECURITIES CONSTITUTE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY WHICH ARE CONDITIONAL AND SUBORDINATED TO SENIOR INDEBTEDNESS, AS DESCRIBED HEREIN AND IN THE INDENTURE. THERE ARE NO EVENTS OF DEFAULT OR CIRCUMSTANCES IN RESPECT OF THE SECURITIES THAT ENTITLE THE HOLDERS OF SECURITIES OR TRUSTEE TO REQUIRE THAT THE SECURITIES BECOME IMMEDIATELY DUE AND PAYABLE. PAYMENTS OF INTEREST ON THE SECURITIES ARE NON-CUMULATIVE AND ARE SUBJECT TO CANCELLATION, IN WHOLE OR IN PART, AT THE OPTION OF THE COMPANY OR AS OTHERWISE REQUIRED UNDER THE INDENTURE. UPON THE OCCURRENCE OF A VIABILITY EVENT OR A BANKRUPTCY EVENT, THE SECURITIES WILL BE SUBJECT TO A WRITE-DOWN AND CANCELLATION, PURSUANT TO WHICH THE FULL PRINCIPAL AMOUNT OF THE SECURITIES WILL BE PERMANENTLY WRITTEN DOWN TO ZERO AND THE SECURITIES WILL BE CANCELLED. UPON THE OCCURRENCE OF A CAPITAL RATIO EVENT, THE SECURITIES WILL BE SUBJECT TO A GOING CONCERN WRITE-DOWN, WHICH AMOUNT MAY SUBSEQUENTLY BE REINSTATED, IN WHOLE OR IN PART, UPON A WRITE-UP. BY ITS ACQUISITION OF THIS SECURITY, EACH HOLDER AND BENEFICIAL OWNER IS DEEMED TO HAVE ACCEPTED AND CONSENTED TO THE FOREGOING, ALL AS MORE FULLY DESCRIBED HEREIN AND IN THE INDENTURE.

MIZUHO FINANCIAL GROUP, INC.

GLOBAL SECURITY

[    ]% Fixed Rate Resetting Perpetual Subordinated Notes

(Issued on [    ], 20[ ])

No. [ ]	CUSIP No.: [ ]
ISIN No.: [ ]
Common Code: [ ]
$[ ]

MIZUHO FINANCIAL GROUP, INC., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the Current Principal Amount of this Security, which as of the date of original issuance is $[ ] (the “Original Principal Amount”), and to pay interest thereon during the period from and including [ ], 20[ ] to, but excluding, [ ], 20[ ] (the “First Reset Date”), semi-annually in arrears on [ ] and [ ] of each year (each, a “Fixed Rate Interest Payment Date”), commencing on [ ], 20[ ], and ending on the First Reset Date, at the fixed rate per annum equal to [ ]% and, during each period from and including a Reset Date (as defined on the reverse of this Security) to, but excluding, the next following Reset Date (each, a “Reset Fixed Rate Period”), semi-annually in arrears on [ ] and [ ] of each year (each, a “Reset Rate Interest Payment Date” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates” and each an “Interest Payment Date”), with the first payment of interest at the relevant Reset Fixed Rate (as defined on the reverse of this Security) to be made on [ ] following the Reset Date and the last payment of interest at such relevant Reset Fixed Rate to be made on the next following Reset Date, at the relevant Reset Fixed Rate, all subject to and in accordance with the terms of the Indenture referred to herein. This Security is a perpetual security of the Company and does not have a fixed maturity date or a mandatory redemption date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as at 5:00 p.m. (New York time) on the fifth Business Day (as defined below) immediately preceding such Interest Payment Date. If and to the extent the Company does not pay the interest due on such Interest Payment Date (and to the extent such interest is not otherwise cancelled as described on the reverse of this Security and in the Indenture (as defined below)), such unpaid interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date, which shall not be less than five Business Days prior to the payment of such unpaid interest, established by notice given by mail by or on behalf of the Company to the Holder of this Security not less than fifteen days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If any payment is due on the Securities on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

As used herein, the term “Business Day” means a day which is not a day on which banking institutions in The City of New York or Tokyo are authorized by law or regulation to close.

The principal of, and interest and Additional Amounts (as defined on the reverse of this Security) on, the Securities will be payable in U.S. dollars. The Company will cause the Trustee (as defined on the reverse of this Security), or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Company will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred to herein.

The Securities constitute direct and unsecured obligations of the Company which are conditional and subordinated to Senior Indebtedness as provided in the Indenture. Claims in respect of the Securities shall at all times rank equally and pari passu and without any preference among themselves and at least equally and ratably with all other present and future unsecured, undated, conditional and subordinated obligations of the Company, and in priority to the rights and claims of holders of all classes of equity (including holders of preference shares, if any) of the Company, in each case subject to the Write-Down and Cancellation and Going Concern Write-Down provisions described on the reverse of this Security and in the Indenture. The Securities are perpetual securities of the Company in respect of which there is no fixed maturity date or mandatory redemption date, are not redeemable prior to the First Reset Date except as set forth on the reverse of this Security and in the Indenture, and will not be subject to any sinking fund. Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, payment of principal of and interest on the Securities is subject to optional and mandatory cancellation of interest payment provisions, the Going Concern Write-Down provisions, the Write-Down and Cancellation provisions, and the subordination provisions described on the reverse of this Security and in the Indenture, and there are no events of default or circumstances in respect of the Securities that entitle the holders of Securities or the Trustee to require that the Securities become immediately due and payable, in each case as further described on the reverse of this Security and in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized signatory.

MIZUHO FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

Certificate of Authentication

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: [ ]
Title: [ ]

REVERSE OF SECURITY

MIZUHO FINANCIAL GROUP, INC.

[     ]% Fixed Rate Resetting Perpetual Subordinated Notes

(Issued on [     ], 20[ ])

This Security is one of a duly authorized issue of unsecured and perpetual subordinated debentures, notes or other evidences of indebtedness of Mizuho Financial Group, Inc., a joint stock company organized under the laws of Japan (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred to) designated as its [ ]% Fixed Rate Resetting Perpetual Subordinated Notes issued on [ ], 20[ ] (herein called the “Securities”) under and pursuant to a Perpetual Subordinated Indenture dated as of September 14, 2026 (hereinafter called the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Company and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered. The Securities are subject to all such terms as set forth in the Indenture, and Holders are referred to the Indenture for a statement of all such terms.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The interest rate applicable to the Securities will be reset on the First Reset Date and on each [ ]-year anniversary of the First Reset Date thereafter (each, together with the First Reset Date, a “Reset Date”) for so long as this Security remains outstanding. During each Reset Fixed Rate Period, interest on the Securities shall accrue at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the relevant Reset Determination Date (as defined below), plus [ ]% (such sum, the “Reset Fixed Rate” for such Reset Fixed Rate Period). Interest accrued on the Securities at a Reset Fixed Rate during the relevant Reset Fixed Rate Period will be payable semi-annually in arrears on the relevant Reset Rate Interest Payment Dates, with the first payment of interest at such Reset Fixed Rate to be made on the Reset Rate Interest Payment Dates following the Reset Date and the last payment of interest at such Reset Fixed Rate to be made on the next following Reset Date.

An “Interest Period” is each period from, and including, the issue date of the Notes to, but excluding, the first Interest Payment Date and from, and including, each subsequent Interest Payment Date to, but excluding, the next following Interest Payment Date, as applicable.

The U.S. Treasury Rate in respect of each Reset Fixed Rate Period shall be determined, and the Reset Fixed Rate and the Interest Amount (as defined below) payable in respect of each Reset Fixed Rate Period shall be calculated, by [     ], as calculation agent (in such capacity together with any successor, the “Calculation Agent”) as soon as practicable after 5:00 p.m. (New York City time) on the applicable Reset Determination Date.

“U.S. Treasury Rate” means, with respect to a Reset Fixed Rate Period, the rate per annum equal to:

(1)

the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of [ ] years (“Yields”) for the five consecutive New York Business Days (as defined below) immediately prior to the applicable Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the applicable Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York Business Day, then the arithmetic average will be determined based on the Yields for the remaining New York Business Days during the five New York Business Day period described above (provided further that if the Yield is available for only a single New York Business Day during such five New York Business Day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or

(2)

if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York Business Day during the five New York Business Day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) as of the applicable Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the most recently reported Yield for a New York Business Day, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

For purposes of determining the U.S. Treasury Rate, “New York Business Day” means a day which is not a day on which banking institutions in New York City are authorized by law or regulation to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

“Comparable Treasury Issue” means, with respect to a Reset Fixed Rate Period, the U.S. Treasury security selected by the Company or its Designee (as defined below) (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the Reset Date immediately after the last day of the Reset Fixed Rate Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of [ ] years; provided, however, that the selection of the Comparable Treasury Issue shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the Paying Agent and the Holders of the Securities.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Designee” means a designee as selected and separately appointed by the Company as designee for the Securities, which may be the Company’s affiliate.

“Reference Treasury Dealer” means each of up to five banks selected by the Company or its Designee (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the sole discretion and judgement of the Company or its Designee, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the Paying Agent and the Holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and a Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Company or its Designee (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means, with respect to a Reset Fixed Rate Period, the second Business Day immediately preceding the relevant Reset Date falling on the first day of the Reset Fixed Rate Period.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate, calculate the amount of interest (the “Interest Amount”) for each Interest Period during the Reset Fixed Rate Period during which such Reset Fixed Rate will apply.

All determinations, elections, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate and the Interest Amount, whether by the Company, its Designee, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the Trustee, the Calculation Agent, the Paying Agent and the Holders of the Securities. In addition, notwithstanding anything to the contrary in the Indenture or the Securities, the Company may designate as its Designee an entity, which may be the Company’s affiliate, to make any determination, decision or election that the Company has the right to make for the purposes of calculating any Reset Fixed Rate and any Interest Amount.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upwards (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The Reset Fixed Rate on the Securities during any Reset Fixed Rate Period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Interest Amount for each Interest Period during the Reset Fixed Rate Period during which such Reset Fixed Rate will apply, and the Interest Payment Dates in relation to each such Interest Period to be notified to the Company, the Trustee, the Paying Agent and DTC, and, upon the request or direction by the Company, such information will be notified or published to the Holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination. The Company has the right to remove the Calculation Agent at any time, which removal will take effect on the date of the appointment by the Company of a successor Calculation Agent.

If at any time any Capital Ratio Event or Write-Up Date occurs, and the relevant Interest Amount for any Interest Period is required to be amended from the relevant Interest Amount previously calculated pursuant to the terms of the Securities, the Calculation Agent will, as soon as possible, recalculate and amend the relevant Interest Amount for each relevant Interest Period under the terms and conditions of the Securities, and cause the amended relevant Interest Amount for each such relevant Interest Period and the Interest Payment Dates in relation to each such relevant Interest Period to be notified to the Company, the Trustee, the Paying Agent and DTC, and such information will be notified or published to the holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, if the Securities are in certificated form and the Company acts as its own paying agent, (i) the principal amount of the Securities will be payable by check, drawn on a bank in The City of New York, upon the presentation and surrender of the Securities at the Specified Corporate Trust Office of the Trustee or at any office or agency maintained by the Company for such purpose and (ii) interest on the Securities will be payable by wire transfer or check, drawn on a bank in The City of New York, mailed to the persons in whose names the Securities are registered as of 5:00 p.m. (New York time) on the fifth Business Day immediately preceding the applicable Interest Payment Date (or the subsequent record date in the case of an unpaid interest payment) at the addresses of such persons as shall appear in the Register of the Company; provided, however, that at the option of a Holder in whose name at least $10,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by electronic funds transfer of immediately available funds to a U.S. dollar account maintained by the payee, provided such registered Holder so elects by giving written notice to the Paying Agent designating such account, no later than fifteen days immediately preceding the relevant date for payment (or such other date as the Paying Agent may accept in its discretion).

All payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, levies or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political subdivision of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the Holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no such Additional Amounts shall be payable in relation to any such withholding or deduction in respect of any payment on the Securities:

(a) to or on behalf of a Securityholder or beneficial owner of a Security who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of such Security by reason of its (1) having some connection with Japan other than the mere holding of such Security, or (2) being a person having a special relationship with the Company as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act” and, each such person, a “Specially-Related Person of the Company”); or

(b) to or on behalf of a Securityholder or beneficial owner of a Security (A) who would be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide certification, information, documents or other evidence concerning its nationality, residence, identity or connection with Japan, including any requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the Company or a Paying Agent, as appropriate, or (B) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant Clearing Organization to a Paying Agent; or

(c) to or on behalf of a Securityholder or beneficial owner of a Security who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) who complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) a Paying Agent of its status as not being subject to Japanese Taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant Security through a payment handling agent in Japan appointed by it); or

(d) to or on behalf of a Securityholder or beneficial owner of a Security who presents a Security for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that such Securityholder or beneficial owner of a Security would have been entitled to such Additional Amounts on presenting the same for payment on any date during such 30-day period; or

(e) to or on behalf of a Securityholder who is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the Holder of such Security; or

(f) in any case that is any combination of (a) through (e) above.

Where a Security is held through a participant of a Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (1) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (2) a Japanese financial institution (a “Designated Financial Institution”) falling under certain categories prescribed by Article 6, Paragraph 11 of the Special Taxation Measures Act and the cabinet order thereunder (Cabinet Order No. 43 of 1957), as amended (together with the ministerial ordinance and other regulations thereunder, the “Act”), all in accordance with the Act, such beneficial owner of a Security must, at the time of entrusting a Participant with the custody of the relevant Security, provide certain information prescribed by the Act to enable the Participant to establish that such beneficial owner of a Security is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”), and advise the Participant if such beneficial owner of a Security ceases to be so exempted, including the case where the relevant beneficial owner of the Security who is an individual non-resident of Japan or a non-Japanese corporation becomes a Specially-Related Person of the Company.

Where a Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (i) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (ii) a Designated Financial Institution, all in accordance with the Act, such beneficial owner of a Security must, prior to each date on which it receives interest, submit to the Company or a Paying Agent, as appropriate, a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in the form obtainable from the Company or any Paying Agent, as appropriate, stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of such beneficial owner of a Security, the title of the Securities, the relevant Interest Payment Date, the amount of interest payable and the fact that such beneficial owner of a Security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

As used herein, the “Relevant Date” means the date on which any payment in respect of a Security first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Paying Agent or, as the case may be, the Trustee on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Securityholders in accordance with the Indenture.

The obligation to pay Additional Amounts shall not apply to (i) any estate, inheritance, gift, excise, sales, transfer, personal property or any similar tax, assessment or other governmental charge or (ii) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments of principal of or interest on the Securities; provided that, except as otherwise set forth in the Securities and the Indenture, the Company shall pay all stamp and other duties, if any, which may be imposed by Japan, the United States or any respective political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the issuance of the Securities.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted or issued in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan or any successor or similar authority (“FSA”) (if and to the extent required under the Applicable Banking Regulations), be redeemed at the option of the Company in whole, but not in part, on the First Reset Date or any subsequent Reset Date, at a redemption price equal to 100% of the Original Principal Amount of the Securities plus accrued and unpaid interest to but excluding the date fixed for redemption and Additional Amounts, if any, upon sending, or causing to be sent by first-class mail, postage prepaid, to the Trustee and to the Holders of the Securities, notice of such redemption at not less than 25 days and not more than 60 days prior to the date fixed for redemption to such Holders of Securities at their last addresses as they shall appear upon the registry books; provided that the Company shall not have such option to redeem the Securities if the Current Principal Amount of the Securities has been subject to one or more Going Concern Write-Downs (as defined below) and such written down amount has not been reinstated in full on the date fixed for redemption.

The notice of redemption shall specify the election of the Company to redeem the Securities, the date fixed for redemption, the redemption price, the principal amount and CUSIP or ISIN number and/or common code of each Security held by such Holder to be redeemed, that on the redemption date the redemption price will become due and payable upon each Security to be redeemed, that interest thereon will cease to accrue on and after the redemption date and the place or places where the Securities to be redeemed are to be surrendered for payment of the redemption price and that (in the event the Securities are in certificated form) the Securities designated in such notice for redemption are required to be presented on or after such redemption date at the designated place or places of payment. If a Capital Ratio Event, a Viability Event, a Bankruptcy Event or a Liquidation Event occurs prior to the date fixed for redemption, the notice of redemption will be automatically rescinded and of no force and effect, and no redemption amount will be due and payable, and the Securities will instead become subject to the Going Concern Write-Down, Write-Down and Cancellation (as defined below) or the subordination provisions described herein and in the Indenture, as applicable. If prior confirmation of the FSA with respect to any such redemption is not obtained, or is withdrawn or annulled for any reason, prior to the date fixed for redemption, the notice of redemption will likewise be automatically rescinded and of no force and effect, and no redemption amount will be due and payable.

The notice of redemption of Securities to be redeemed at the option of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, in which case the Company shall make such request no later than five Business Days prior to the conclusion of the notice period above.

Any notice which is mailed in the manner as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice by mail, or any defect in the notice, to the Holder of any Security designated for redemption shall not affect the validity of the proceedings for the redemption of any other Security of such series.

Notwithstanding any of the foregoing, the Company may give such notice in any manner permitted or required by DTC.

The Securities may, subject to the prior confirmation of the FSA (if and to the extent required under the Applicable Banking Regulations), be redeemed at the option of the Company in whole, but not in part, at any time, upon not less than 25 nor more than 60 days’ prior notice thereof given by the Company, at a redemption price equal to 100% of the Current Principal Amount of the Securities then outstanding (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority in or of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [ ], 20[ ], (i) the Company is, or on the next Interest Payment Date would be, required to pay any Additional Amounts to Holders of the Securities or (ii) payment by the Company of interest on the Securities ceases to be treated as being a deductible expense for the purpose of computing the Company’s corporate tax liability by the Japanese tax authorities, and in each of clause (i) and (ii) above, where the same cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the relevant event would be triggered. Prior to the mailing to holders of Securities of any notice of redemption of the Securities, the Company will provide an Officer’s Certificate to the Trustee certifying that the applicable requirements have been met and deliver therewith to the Trustee an opinion of an independent tax counsel or tax consultant of recognized standing, such opinion to be reasonably satisfactory to the Trustee, to the effect that such circumstances exist. The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders. As with any other redemption of the Securities, this redemption right is subject to the automatic rescission described above upon the occurrence of a Capital Ratio Event, a Viability Event, a Bankruptcy Event or a Liquidation Event prior to the date fixed for redemption.

The Securities may, subject to the prior confirmation of the FSA (if and to the extent required under the Applicable Banking Regulations), be redeemed at the option of the Company in whole, but not in part, at any time upon not less than 25 nor more than 60 days’ prior notice thereof given by the Company, at a redemption price equal to 100% of the Current Principal Amount of the Securities then outstanding (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines, after consultation with the FSA and any other relevant Japanese governmental organizations, that there is more than an insubstantial risk that the Securities will be partially or fully excluded from the Company’s Additional Tier 1 Capital under the applicable standards set forth in the Applicable Banking Regulations; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the relevant event would be triggered. Prior to the mailing to holders of Securities of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee an Officer’s Certificate to the effect that such circumstances exist. The Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders. As with any other redemption of the Securities, this redemption right is subject to the automatic rescission described above upon the occurrence of a Capital Ratio Event, a Viability Event, a Bankruptcy Event or a Liquidation Event prior to the date fixed for redemption.

The Company or any of its subsidiaries may, at any time, subject to the prior confirmation of the FSA (if and to the extent required under the Applicable Banking Regulations), purchase any or all of the Securities in the open market or otherwise at any price in accordance with applicable law and regulation. Subject to applicable law, neither the Company nor any of its subsidiaries shall have any obligation to purchase or offer to purchase any Securities held by any Holder as a result of its purchase or offer to purchase Securities held by any other Holder in the open market or otherwise. Any such Securities purchased by the Company or any of its subsidiaries may, at the discretion of the Company or the relevant subsidiary, be held, resold or surrendered to the Registrar for cancellation by the Company or any such subsidiary, as the case may be. The Securities so purchased, while held by or on behalf of the Company or any such subsidiary, as the case may be, shall not entitle the Holder to vote at any meetings of the Holders of the Securities and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Holders of the Securities or for the purposes of the limited remedies of the Trustee and Holders described herein and in the Indenture.

Non-payment of principal of or interest on the Securities (including Additional Amounts, if any) or breach of any covenant in the Indenture or the Securities shall not constitute an event of default or an event of acceleration under the Indenture or the Securities, and there are no events of default or circumstances that entitle the Holders or the Trustee to declare the principal of or interest on the Securities to be due and payable or to accelerate any such payment.

Upon the occurrence and continuation of a Liquidation Event, the rights of the Holders will be subordinated in right of payment to all existing and future Senior Indebtedness, and any amounts due under the Securities (other than amounts that became due and payable before such Liquidation Event and remain unpaid) will become payable only upon a Condition for Liquidation Payment being fulfilled. At any time prior to a Condition for Liquidation Payment being fulfilled, any claim of the Holders shall remain subject to a Going Concern Write-Down or a Write-Down and Cancellation upon the occurrence of a Capital Ratio Event, Viability Event or Bankruptcy Event, as described herein and the Indenture.

Notwithstanding that the Securities are stated to rank equally and ratably with certain undated subordinated obligations and ahead of all classes of equity (including preference shares (if any)) of the Company as described above, the Securities are subject to the Write-Down and Cancellation and Going Concern Write-Down as described herein and the Indenture.

If the Company determines that it is necessary to cancel payment of the interest on any series of Securities at any time and in its sole discretion (including pursuant to any capital distribution constraints plan submitted by the Company to the FSA under the Applicable Banking Regulations), the Company may cancel payment of all or part of the interest accrued on the Securities on any Interest Payment Date, and the Company shall be prohibited from paying, and shall cancel, all or part of such interest (including Additional Amounts, if any) to the extent it exceeds the Interest Payable Amount, in each case as more fully described in the Indenture. Any interest so cancelled shall not be due, shall not accumulate or be payable at any time thereafter, and no such cancellation shall constitute a default, a breach, an event of default or an event of acceleration under the terms of the Securities or the Indenture. Interest payments under the Securities are non-cumulative.

If the Company determines to cancel an interest payment on the Securities (in whole or in part) in its sole discretion on an Interest Payment Date pursuant to the optional cancellation of interest payment provision under Section 3.11 of the Indenture and such determination by the Company is made otherwise than pursuant to applicable laws or orders or administrative actions of the FSA or any other relevant Japanese governmental organizations (including an order to submit and carry out a capital distribution constraints plan under the Applicable Banking Regulations), (i) the Company shall procure that its board of directors shall not resolve, or present its own proposal at a general meeting of shareholders, to make a payment of a cash dividend on the Company’s common shares and other shares (including any Senior Dividend Preferred Shares) to shareholders as of the immediately preceding record date of dividend payment, and (ii) the Company shall procure that the ratio of the amount that the Company cancels in respect of interest or dividends on or in respect of any Additional Tier 1 Liabilities that are due and payable on the same date as such Interest Payment Date to the full amount of such interest or dividends which should have been paid before cancellation on such date be at least equal to the ratio of the amount that the Company cancels in respect of the interest on the Securities on such Interest Payment Date to the full amount of such interest on the Securities which should have been paid before cancellation on such Interest Payment Date.

Notwithstanding anything to the contrary contained herein or in the Indenture, no interest shall accrue on the Securities (i) during the period when the Current Principal Amount of the Securities is, or is deemed to be one cent per $1,000 in Original Principal Amount, (ii) after the date fixed for redemption, or (iii) during any period where a Liquidation Event occurs and continues.

Upon the occurrence of a Viability Event or a Bankruptcy Event, (a) in the case of a Viability Event, on the relevant Discharge and Cancellation Date, or (b) in the case of a Bankruptcy Event, immediately upon the occurrence of the Bankruptcy Event:

(i)

the full principal amount of the Securities will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay principal of, interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be cancelled and all references to the principal amount of, interest on or any other amount under the Securities will be construed accordingly, other than principal, interest, or any Additional Amounts that have become due and payable prior to the Viability Event or Bankruptcy Event, as the case may be, and remain unpaid;

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any Additional Amounts, in the case of each of subclauses (A) and (B) of this paragraph (ii), if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders prior to the relevant Viability Event or Bankruptcy Event, as the case may be, and remain unpaid; and

(iii)

the Holders and beneficial owners of the Securities will be deemed to irrevocably waive their right to claim or receive, and no longer have any rights against the Company with respect to, and cannot instruct the Trustee to enforce, repayment of the principal of, interest on or any other amount under the Securities (including Additional Amounts with respect thereto, if any) written down, discharged or released pursuant to paragraph (i) above, and except as described in paragraph (ii) above, all rights of any holder or beneficial owner for payment of any amounts under or in respect of the Securities will become null and void, and any holder or beneficial owner who has received such payment shall be obliged to return the amount so received immediately to the Company.

The events described in (i) through (iii) above are referred to as a “Write-Down and Cancellation.”

No Write-Down and Cancellation or Going Concern Write-Down shall constitute a default, a breach or an event of default or an event of acceleration under the terms of the Securities or the Indenture.

Upon the occurrence of a Capital Ratio Event, on the relevant Going Concern Discharge Date:

(i)

the Current Principal Amount of the Securities, except for principal that has become due and payable prior to the occurrence of the Capital Ratio Event and remains unpaid, will be written down by an amount equal to the relevant Going Concern Write-Down Amount, and the Company shall be discharged and released from any and all of its obligations to pay the Current Principal Amount of such Securities in an amount equal to the relevant Going Concern Write-Down Amount and the interest on such Securities (including Additional Amounts with respect thereto, if any) in an amount equal to the interest on the relevant Going Concern Write-Down Amount (including Additional Amounts with respect thereto, if any);

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or the Current Principal Amount of such Securities and (B) any Additional Amounts, in the case of each of subclauses (A) and (B) of this paragraph (ii), if and only to the extent that such interest or Additional Amounts or the Current Principal Amount, as applicable, is not written down, discharged or released pursuant to paragraph (i) above, or became due and payable to the holders of such Securities prior to the relevant Capital Ratio Event; and

(iii)

the holders and beneficial owners of such Securities will be deemed to irrevocably waive their right to receive or claim, and no longer have any rights against the Company with respect to, and cannot instruct the Trustee to enforce, repayment of the Current Principal Amount of the Securities to the extent of the relevant Going Concern Write-Down Amount or the interest on (including Additional Amounts with respect thereto, if any) such Securities written down, discharged or released pursuant to paragraph (i) above, and except as described in paragraph (ii) above, all rights of any holder or beneficial owner of such Securities for payment of any amounts under or in respect of the Securities will become null and void, and any holder or beneficial owner of such Securities who has received such payment shall be obliged to return the amount so received immediately to the Company.

The events described in (i) through (iii) above are referred to as a “Going Concern Write-Down.”

A Capital Ratio Event may occur on any number of occasions and accordingly the Securities may be written down on any number of occasions. For the avoidance of doubt, the Current Principal Amount of the Securities may never be reduced to below one cent per $1,000 in Original Principal Amount as a result of any Going Concern Write-Down.

Subject to the Applicable Banking Regulations and other applicable laws and regulations, upon occurrence of a Write-Up Event, the Current Principal Amount of any outstanding Securities that have been subject to one or more Going Concern Write-Downs shall be increased, and an amount of principal that was previously subject to a Going Concern Write-Down shall be reinstated, in each case, by the relevant Write-Up Amount on the relevant Write-Up Date.

On the relevant Write-Up Date, claims of holders of Securities with respect to payments of principal of the Securities that were previously waived upon the occurrence of a Going Concern Write-Down, and the Company’s obligations to pay the principal of the Securities that were previously discharged and released upon the occurrence of a Going Concern Write-Down, shall be reinstated, and such waiver, discharge and release previously given or granted shall be of no further effect, without any retroactive effect, in each case, only to the extent of the relevant Write-Up Amount.

The events described in the preceding two paragraphs are referred to as a “Write-Up.”

The Securities may be subject to one or more Write-Ups, but in no event shall the Current Principal Amount of such Securities, after giving effect to any Write-Up, exceed the Original Principal Amount of such Securities.

Notwithstanding anything to the contrary contained herein or the terms of the Securities, no Write-Up Event shall occur (i) after any date fixed for redemption, (ii) after any claim of the Holders of the Securities becomes due and payable pursuant to the subordination provisions of the Indenture, or (iii) after the occurrence of a Viability Event or a Bankruptcy Event.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this Registered Global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in Current Principal Amount of the Securities at the time Outstanding of all series to be affected (with each such series voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in Current Principal Amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past breaches under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No amendment or modification to the subordination provisions in the Indenture which is prejudicial to any present or future creditor in respect of any Senior Indebtedness of the Company shall be made in any respect, and no such amendment or modification shall in any event be effective against any such creditor. The Company shall not amend or modify the subordination provisions of the Securities if such amendment or modification would adversely affect the rights of Holders of the Securities to receive payments under the Securities.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $[    ] and integral multiples of $[    ] in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name this Security is registered upon the Registrar as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Subject to the cancellation of interest, subordination, Write-Down and Cancellation and Going Concern Write-Down provisions described herein and in the Indenture, no reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to impair the effectiveness of the Going Concern Write-Down, Write-Down and Cancellation, interest payment cancellation or subordination provisions set forth in the Indenture or this Security.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

The Company has initially appointed [     ], as paying agent, transfer agent, registrar and calculation agent with respect to the Securities.

PAYING AGENT, TRANSFER AGENT,

REGISTRAR AND CALCULATION AGENT

[     ]